Exhibit 99.1

PRESS RELEASE	SOURCE: WPCS International Incorporated

WPCS Comments on Expectations for FY2011

EXTON, PA - (PR Newswire - November 4, 2010) WPCS International Incorporated (NASDAQ: WPCS), a leader in design-build engineering services for communications infrastructure, continues to foresee long term growth in its business.  At the same time, however, the company expects the current fiscal year that ends April 30, 2011, to continue to be impacted by adverse economic conditions, which are likely to result in lower earnings than the previous fiscal year. WPCS cited some project delays, lower gross margins due to competitive bidding pressure as well as one-time charges associated with reviewing strategic alternatives as the primary reasons for the lower expected earnings.

Andrew Hidalgo, CEO of WPCS commented, “Although the company continues to be awarded new projects, significant project delays on certain contracts have pushed completion into the next fiscal year.  Next, the competitive nature of bidding during this sluggish economy has reduced our gross margin average below earlier expectations. In addition, as the company is reviewing strategic alternatives, the cost associated with this process has further burdened the company from an expense point of view.  Each of these events has created a less than favorable earnings environment this fiscal year. However, on the positive side, most of our operation centers are expected to be profitable this fiscal year. Also, we are maintaining a solid backlog and bid list as well as a healthy balance sheet. With an improving economy and our focus on high growth markets, we believe that we will increase gross margins and earnings in our next fiscal year.”

About WPCS International Incorporated:

WPCS is a design-build engineering company that focuses on the implementation requirements of communications infrastructure. The company provides its engineering capabilities including wireless communication, specialty construction and electrical power to the public services, healthcare, energy and corporate enterprise markets worldwide. For more information, please visit www.wpcs.com

Statements about the company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward looking statements involve risks and uncertainties and are subject to change at any time.  The company’s actual results could differ materially from expected results.  In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward-looking statements.

CONTACT:

WPCS International Incorporated
610-903-0400 x101
ir@wpcs.com